Exhibit 10.3

EMPLOYMENT AGREEMENT

                     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2004 (the “Effective Date”), by and between VISHAY EUROPE GmbH, a company with limited liability (“Vishay Europe”) and an indirect wholly owned subsidiary of Vishay Intertechnology, Inc. (“Vishay”), and DR. GERALD PAUL (the “Executive”).  Furthermore, VISHAY ELECTRONIC GmbH, a company with limited liability (“Vishay Electronic”) and an indirect wholly owned subsidiary of Vishay is a party to this Agreement.

W I T N E S S E T H:

                     WHEREAS, Vishay Europe desires to continue to employ Executive and Executive desires to accept such continued employment; and

                     WHEREAS, Vishay Europe and Executive intend for this Agreement to document the terms and conditions of the employment relationship and the parties to this Agreement intend to replace the current employment agreement dated March 20/21, 1996 between Vishay Europe and the Executive and the Amendment Agreement dated December 20/21, 1995 between Vishay Europe, Vishay Electronic and the Executive and the Modification Agreement between Vishay Europe, Vishay Electronic and the Executive dated March 15, 1999 as well as the Agreement between Vishay Electronic and the Executive executed on December 20/21, 1995; and

                     WHEREAS, the parties hereto intend that the execution of this Agreement shall not cause the Executive to lose any rights which he acquired as a result of his prior activities and employment with Vishay Europe or Vishay Electronic;

                     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions.

1.1 “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements.

1.2 “Board of Directors” means the Board of Directors of Vishay.

1.3 “Cause” means any of the following:

(a) Executive’s condemnation because of a crime (“Verbrechen”) or any other condemnation because of a crime to more than 90 daily payments (“Tagessätze”) or to more than three months prison.

(b) any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its affiliates; or

          (c)        Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay Europe and/or its affiliates applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay Europe.

          1.4      “Common Stock” means the common stock, par value $.10 per share, of Vishay and any other security exchanged or substituted for such common stock or into which such common stock is converted in any recapitalization, reorganization, merger, consolidation, share exchange or other business combination transaction, including any reclassification consisting of a change in par value or a change from par value to no par value or vice versa.

          1.5      “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of passive and discrete active electronic components and/or strain gages, strain gage transducers or strain gage instrumentation to the extent Vishay Europe or any subsidiary of Vishay is engaged in such activities on the Date of Termination.

          1.6      “Date of Termination” means (i) the effective date on which Executive’s employment by Vishay Europe terminates pursuant to a Notice of Termination by Vishay Europe or Executive, as the case may be or (ii) if Executive’s employment by Vishay Europe terminates by reason of death, the date of Executive’s death.

          1.7      “Deferred Compensation Plan” means the Vishay Intertechnology, Inc. Nonqualified Deferred Compensation Plan, as in effect from time to time, or any successor plan.

          1.8      “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

          (a)       any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) with respect to Vishay Europe or Vishay from those set forth in this Agreement;

(b) a reduction in Executive’s annual base salary (as the same may be increased from time to time after the Effective Date);

(c) relocation of Executive’s principal place of performance to a location more than 50 kilometers from Selb, Germany; or

(d) any other material breach of this Agreement by Vishay Europe that is not remedied by Vishay Europe within 20 business days after receipt by Vishay Europe of notice thereof from Executive.

                     Notwithstanding the foregoing, an isolated and inadvertent action taken by Vishay Europe in good faith which is remedied by Vishay Europe within twenty (20) days after receipt by Vishay Europe of notice thereof from Executive shall not constitute Good Reason.

          1.9      “Non-Competition Period” means the period commencing upon the Date of Termination and continuing until the second anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(a).

          1.10    “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing until the second anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(a).

          1.11    “Notice of Termination” means a written notice of termination of Executive’s employment with Vishay Europe, signed by Executive, if to Vishay Europe, or by a duly authorized officer of Vishay  as proxy of the shareholders meeting of Vishay Europe, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination.  The failure by Executive or Vishay Europe to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or Vishay Europe hereunder or preclude Executive or Vishay Europe from asserting such fact or circumstance in enforcing Executive’s or Vishay Europe’s rights hereunder.

2.       Employment; Term.

          2.1      Employment.  Vishay Europe hereby employs Executive, and Executive hereby accepts employment by Vishay Europe, in accordance with and subject to the terms and conditions set forth herein.

          2.2      Term.  The “Term” of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

3.       Duties.

          3.1      Position.  During the Term, Executive shall serve as managing director (Geschäftsführer) of Vishay Europe and shall report to the Chief Executive Officer of Vishay, the Board of Directors and the Chairman of the Board of Directors.  The parties hereto acknowledge that Executive also serves as President and Chief Operating Officer of Vishay, reporting directly to the Chief Executive Officer, the Board of Directors, the Chairman of the Board of Directors and the Audit Committee of the Board of Directors of Vishay.  It is anticipated that during the Term, Executive will be appointed Chief Executive Officer of Vishay.

          3.2      Authority and Responsibility.  Executive shall have such authority and responsibility as provided for in the articles of association of Vishay Europe or in the applicable law.

          3.3      Activities.  Excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay Europe.  It shall not be considered a violation of the foregoing for Executive to (i) provide services to Vishay or any of its subsidiaries or affiliates, (ii) serve on corporate, industry, civic or charitable boards or committees or (iii) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of Vishay Europe in accordance with this Agreement.

          3.4      Place of Performance.  Executive’s employment and office shall be based at Vishay Europe’s offices in Selb, Germany.  At such time as Executive is appointed Chief Executive Officer of Vishay, Executive’s principal place of performance shall be Vishay Europe’s offices in Selb, Germany and Vishay’s offices in Malvern, Pennsylvania.  Executive recognizes that his duties will require, from time to time and at Vishay Europe’s expense, travel to domestic and international locations.

4.       Compensation.

          4.1      Base Salary.  Vishay Europe shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer of Vishay, of not less than EUR 582,633 per year.  Such base salary shall be paid in accordance with Vishay’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.

          4.2       Bonus.  Executive shall be entitled to an annual performance bonus to be paid by Vishay Europe and to be calculated and paid pursuant to the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “Cash Bonus Plan”) or any successor plan.  Such bonus shall be payable in cash, equal to the lesser of (i) 1.0% of Vishay’s adjusted net income, as determined under the terms of the Cash Bonus Plan, and (ii) three times Executive’s base salary for the year in which the bonus is earned.  Although the Board of Directors intends that the Cash Bonus Plan be the primary vehicle for the Executive’s bonus, the Board of Directors retains the authority to grant additional bonuses in excess of the limits under the Cash Bonus Plan.

          4.3       Payment of Salary and Bonus.  The base salary shall be paid in Euros.  The bonus pursuant to Section 4.2 shall be computed and paid in U.S. Dollars.

          4.4       Phantom Stock Awards.  Vishay Europe warrants that as of January 1 of each year of the Term, Vishay will grant Executive 5,000 shares of phantom common stock.  Such phantom stock shall be fully vested on the date of grant and shall be payable in Common Stock within 30 days after the Date of Termination.  Such phantom stock awards shall be granted under, and subject to the terms of, the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan or any successor plan.

5.       Benefits.

          5.1       Participation in Benefit Plans and Programs.  During the Term, Executive shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance and life insurance plans which are generally made available by Vishay or Vishay Europe to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.

          5.2       Prior Employment.  The parties to this Agreement agree that the Executive shall not lose by the execution of this Agreement any rights resulting from prior agreements with Vishay Europe or Vishay Electronic with regard to already acquired pension claims.  His prior employment periods (Vordienstzeiten) with all Vishay companies shall benefit the Executive also within this Agreement.

          5.3       Deferred Compensation Plan.  Vishay Europe warrants that as of September 1, 2004, Vishay shall credit Executive’s account under the Deferred Compensation Plan with an amount equal to the sum of (i) $100,000 and (ii) the product of $100,000 multiplied by the “Investment Percentage.”  The Investment Percentage is determined by dividing the year-to-date balance of investment returns on Vishay’s qualified and non-qualified defined contribution plans as of August 31, 2004 by the weighted average plan balance for the same time period, i.e., January 1, 2004 to August 31, 2004.  As of each January 1 of the Term beginning with January 1, 2005, Executive’s account under the Deferred Compensation Plan shall be credited with $100,000.  In addition, Executive shall be entitled to make voluntary deferrals in accordance with the terms of the Deferred Compensation Plan.

          5.4       Life Insurance.  Contingent on Executive’s meeting the underwriting requirements of the insurance carrier selected by Vishay Europe or Vishay in its discretion and the applicable insurance policy becoming effective, Vishay Europe warrants that life insurance will be purchased that will provide Executive’s beneficiary with a death benefit that under reasonable and standard actuarial assumptions is projected to be equal to at least (i) three times (3x) Executive’s base salary at time of death if Executive dies during the Term, and (ii) subject to the provisions of Section 6.2 hereof, one times (1x) Executive’s base salary on the Date of Termination if Executive dies after his Date of Termination.  Executive hereby consents to Vishay Europe or an affiliate seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay Europe’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay Europe or its affiliates to seek, purchase and maintain in full force and effect such policy or any additional policies which may become necessary to provide this benefit going forward.

          5.5       Supplemental Disability Benefits.  Contingent on Executive’s meeting the underwriting requirements of the insurance carrier selected by Vishay Europe in its discretion and the applicable insurance policy becoming effective, Vishay Europe shall provide Executive with supplemental disability benefits equal to 60% of Executive’s base salary and average annual bonus at the time of disability.  The terms of the supplemental disability benefits, including the definition of disability, the computation of the average annual bonus and the reductions in benefits payable to reflect amounts received under Vishay Europe’s general disability plan and otherwise, shall be set forth in the supplemental disability plan to be established by Vishay Europe.  Executive hereby consents to Vishay Europe or an affiliate seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay Europe’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay Europe or its affiliates to seek, purchase and maintain in full force and effect such policy or any additional policies which may become necessary to provide this benefit going forward.

          5.6       Vacation.  The Executive shall be entitled to paid vacation days, holidays, personal and sick days in accordance with and subject to Vishay Europe’s policies for its senior executives, as in effect from time to time, including with respect to when such vacation may be taken and whether any such vacation days may be accrued to subsequent years.

          5.7       Work Incapacity due to Illness.  In case of work incapacity due to illness Executive shall receive the base salary as specified in section 4.1 for the duration of 12 months.  In the case of illness of no more than six weeks the Executive receives also in the year of such illness the bonus pursuant to 4.2.  In case of a illness of more than six weeks Executive receives a bonus reduced pro rata by the time of his illness.

          5.8       Death.  In case of Executive’s death during the term of his employment, Vishay Europe shall continue to pay Executive’s base salary as in effect at the date of death to Executive’s survivors (widow and/or children entitled to support, as defined in German law), if any, until the end of the sixth calendar month following the date of death.

          5.9       Pension Scheme  Vishay Electronic shall continue Executive’s existing pension system (Betriebliche Altersversorgung) during his employment with Vishay Europe.  Vishay Europe will indemnify Vishay Electronic for all related expenses.  It is expressly agreed that the pension commitment of Draloric Electronic GmbH dated October 17, 1985 continuous and is uneffected.  The parties hereto acknowledge that as of Executive’s retirement, Executive’s aggregate annual benefit under such pension schemes shall not exceed $200,000.  Such $200,000 limitation shall be computed using the exchange rate as reported in the Wall Street Journal for the date each payment is made pursuant to the pension.

          5.10     Company Car.  Vishay Europe shall make available to Executive a company car of his choice which should be of the Mercedes S-class (type and extras, etc. as in the past) for his professional and personal use.  Executive shall be liable for tax payments for the personal use of such car in accordance with German Tax Law.

          5.11     Expenses.  Executive shall be entitled to business travel allowances and reimbursement for business travel expenses in accordance with Vishay Europe’s policies for its senior executives, as in effect from time to time, and the applicable tax laws shall apply to any such payments.

          5.12     Indemnification.  Vishay Europe shall indemnify Executive to the extent provided in Vishay Europe’s certificate of incorporation and/or bylaws, as in effect from time to time.

6.       Termination of Employment; Compensation Upon Termination.

          6.1       Termination.  Executive’s employment with Vishay Europe may be terminated prior to the end of the Term under the following circumstances:

(a) Retirement. Executive may retire at any time after his 62nd birthday.

(b) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

          (c)       Termination by Vishay Europe.  Vishay Europe may terminate Executive’s employment with or without Cause, by Notice of Termination to Executive, provided, however, that Vishay Europe shall not terminate Executive’s employment without Cause unless it gives Executive no less than thirty (30) days written notice.  A termination due to Executive’s disability shall be equivalent to a termination by Vishay Europe without Cause.

          (d)       Termination by Executive.  Executive may terminate his employment with or without Good Reason, by Notice of Termination to Vishay Europe, provided, however, that Executive shall not terminate his employment without Good Reason unless he gives Vishay Europe no less than thirty (30) days written notice.

6.2 Compensation Upon Termination.

          (a)      Termination by Vishay Europe Without Cause; Termination by Executive With Good Reason.  In the event Executive’s employment with Vishay Europe is terminated by Vishay Europe without Cause pursuant to Section 1.3 or by Executive with Good Reason pursuant to Section 1.8, Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

(ii)

Continued payment of Executive’s then current base salary from the Date of Termination until the third anniversary of the Date of Termination, to be paid in accordance with Vishay Europe’s standard payroll practices as in effect from time to time.

(iii)

Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iv)

Payment of the amount Executive would have received (if not for Executive’s termination of employment) as a bonus pursuant to Section 4.2 hereof for the calendar year of the Date of Termination, which amount shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(v)	Payment of phantom stock awards pursuant to Section 4.4.

(vi)	Payment of Executive’s account under the Deferred Compensation Plan pursuant to the terms of such plan.

(vii)	A grant of 5,000 shares of Common Stock on January 1 of each of the three years following the Date of Termination.

(viii)	A lump sum cash payment equal to $1,500,000, to be paid within 60 days after the date of termination.

(ix)	Continuation of the life insurance benefit, as described in Section 5.3 hereof.

          (b)       Termination For Any Other Reason.  In the event Executive’s employment with Vishay Europe is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

(ii)

Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iii)	Payment of phantom stock awards pursuant to Section 4.4.

(iv)	Payment of Executive’s account under the Deferred Compensation Plan pursuant to the terms of such plan.

          (c)       Retirement.  In the event Executive’s employment with Vishay Europe terminates for any reason other than Cause after Executive attains age 62, Executive shall be entitled to the following, in addition to any benefits provided under Sections 6.2(a) or 6.2(b):

(i)	Continuation of the life insurance benefit, as described in Section 5.3 hereof.

(ii)

At Executive’s (or his surviving spouse’s) election, either continued eligibility for medical benefits under a plan sponsored by Vishay Europe for its senior executives or a reimbursement to Executive for privately obtained coverage, in either case for the life of Executive and his surviving spouse.  The annual cost to Vishay Europe, whether as reimbursement or premium costs, shall not exceed $15,000 (or, if less, the amount Vishay Europe then pays for medical coverage for its senior executives), provided, however, that Executive or his surviving spouse shall be permitted to continue coverage and pay any cost in excess of such limit.

7.       Restrictive Covenants.

          7.1      Non-Competition.  During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably with held.

          7.2      Non-Solicitation.  During the Non-Solicitation Period, Executive shall not, directly or indirectly:

(a) solicit any customer of Vishay Europe or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;

          (b)       hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay Europe or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay Europe or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

          (c)       persuade or seek to persuade any customer of Vishay Europe or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay Europe or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

          (d)       interfere in any manner in the relationship of Vishay Europe or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

          7.3      Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of for the benefit of Vishay Europe and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated, relating to Vishay Europe, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Vishay Europe or during the Term.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay Europe with prior notice of the contemplated disclosure and reasonably cooperates with Vishay Europe at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

          7.4      Non-Disparagement.  Each of Executive and Vishay Europe (for purposes hereof, Vishay Europe shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of Vishay Europe, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

          7.5      Further Regulations pertaining to Restrictive Covenants.  If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

8.        Miscellaneous.

          8.1      Key Man Insurance.  Executive recognizes and acknowledges that Vishay Europe or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to Vishay Europe or such affiliate.  Executive hereby consents to Vishay Europe or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay Europe’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay Europe or its affiliates to seek, purchase and maintain in full force and effect such policy or policies. Vishay shall ensure that under no circumstances shall the results of any such medical examination shall be disclosed to any person or entity, including Vishay, other than to the Executive and to the applicable insurance company for purposes of providing such insurance, which insurance company shall hold such results in the strictest confidence.

          8.2      Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent by (i) personal delivery to the party entitled thereto, registered mail, return receipt requested, or (ii) Federal Express or similar courier service return receipt requested.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery.  Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To Vishay:

Vishay Intertechnology, Inc.
63 Lincoln Highway
Malvern, Pennsylvania 19355-2120
USA
Attention: Chief Financial Officer

To Executive:

Dr. rer.nat. Gerald Paul
[personal address omitted]

          8.3      No Mitigation.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

          8.4      Successors.

          (a)       This Agreement is personal to Executive and, without the prior written consent of Vishay, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Vishay and its successors and assigns.

          (c)       Vishay Europe shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of Vishay Europe expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Vishay Europe would have been required to perform if no such succession had taken place.  As used in this Agreement, “Vishay Europe” shall mean both Vishay Europe as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          8.5      Cancellation of Contractual Agreements between the Parties.  Vishay Europe and Executive herewith mutually cancel the existing employment agreement dated March 20/21, 1996, provided, however, that any claims that Executive may have under such employment agreement shall not be affected by such cancellation.  Vishay Europe, Vishay Electronic and the Executive hereby mutually cancel the Amendment to the Employment Agreement dated March 20/21, 1995 as well as the Modification Agreement dated March 15, 1999.  Vishay Electronic and the Executive hereby mutually cancel the Agreement dated December 20/21, 1995.

                     The parties agree that the Executive as a result of the cancellation of those agreements shall not lose any rights resulting from prior agreements with Vishay Europe or Vishay Electronic with regard to already acquired pension claims.  His prior employment periods (Vordienstzeiten) with all Vishay companies shall benefit the Executive also within this Agreement.

          8.6      Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay Europe or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vishay Europe or Executive of any such right or remedy shall preclude other or further exercise thereof.

          8.7       Withholding Taxes.  Vishay Europe may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable law, Vishay Europe is required to withhold therefrom.

          8.8       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          8.9       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Germany, without regard to the principles of conflicts of law.

          8.10     Jurisdiction.  Any dispute or controversy under this Agreement shall be decided exclusively by the ordinary courts competent for Selb.

          8.11     Titles and Captions.  All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

          8.12     Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

                      IN WITNESS WHEREOF, Executive, Vishay Europe  and Vishay Electronic have executed this Agreement

VISHAY EUROPE GmbH
represented by Vishay Intertechnology, Inc.
pursuant to a shareholders resolution (attached in copy) dated September 2, 2004 by: _____________
Signature:
/s/ DR. FELIX ZANDMAN

Name: Dr. Felix Zandman
Position: Chief Executive Officer

VISHAY ELECTRONIC GmbH
represented by Dr. Gerald Paul as Managing
Director of Vishay Europe GmbH in its
Function as sole shareholder of Vishay
Electronic GmbH

Signature:
/s/ DR. GERALD PAUL

Name: Dr. Gerald Paul

EXECUTIVE:

/s/ DR. GERALD PAUL

Dr. Gerald Paul